Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:

Evergreen Special Equity Fund
		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A	0.00		0.00		2,943,239	13.60
Class B	0.00		0.00 		1,841,810	12.93
Class C	0.00		0.00		895,461	12.92
Class I	0.00		0.00		6,529,701	14.08
Class IS	0.00		0.00		196,851	13.66

Evergreen Strategic Growth Fund
		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A	0.00		0.00		195,678	27.57
Class B	0.00		0.00		100,604	26.66
Class C	0.00		0.00		65,341		26.67
Class I	1,050,990.00	0.02		49,923,145	27.83
Class IS	1,351.00	0.00		576,030	27.41
Class R	0.00		0.00		210		27.61


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